Exhibit 8.2

June 18, 2004

Telecom Argentina S.A.

Alicia Moreau de Justo 50

(C1107AAB) Buenos Aires

Argentina

Dear Ladies and Gentlemen:

We are acting as special Argentine counsel to Telecom Argentina S.A. (the “Company”) in connection with the Registration Statement on Form F 1 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (File No. 333 111790) by the Company for the purpose of registering under the United States Securities Act of 1933, the Company’s Series A Notes Due 2014 and Series B Notes Due 2011 (collectively, the “Notes”) to be issued in connection with the Company’s solicitation of holders of its outstanding medium term notes and certain other unsecured financial indebtedness of powers of attorney or commitments to execute an Acuerdo Preventivo Extrajudicial, on the terms and subject to the conditions set forth in the Solicitation Statement (the “Solicitation Statement”) forming a part of the Registration Statement.

We hereby confirm that the statements set forth in the Solicitation Statement under the caption “Certain Argentine Tax Considerations”, insofar as such statements constitute a summary of the legal matters or documents specifically referred to therein, fairly present in all material respects such legal matters or documents.

We are lawyers admitted to practice in Argentina and the foregoing opinion is limited to the laws of Argentina, as in effect on the date hereof.

We hereby consent to the filing, as an exhibit to the Registration Statement, of this opinion. In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.

Very truly yours,

Santiago Carregal